Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday July 29, 2015		Chief Executive Officer
978-619-1300 Justin D. Benincasa Chief Financial Officer 978-619-1300

ATN Reports

Second Quarter and Six Month 2015 Results

Second Quarter 2015 Highlights:

•                  Revenues increased 8% to $90.3 million

•                  Adjusted EBITDA(1) was $40.5 million, up 16%

•                  Operating income was $28.7 million, up 33%

•                  Net income attributable to ATN’s stockholders was $9.5 million, or $0.59 per diluted share

•                  Cash flow from operating activities for the 2015 first half was $81 million

Beverly, MA (July 29, 2015) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the second quarter ended June 30, 2015. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Second Quarter 2015 Results

“Positive year-on-year revenue comparisons resulted primarily from our solar acquisition and higher U.S. retail revenues related to our LTE wireless network. This network was completed in 2014 due in part to a federal government grant awarded to ATN and its tribal partners to provide high-speed broadband access to residents of the Navajo Nation across Arizona, New Mexico and Utah,” said Michael Prior, Chief Executive Officer.

“Second quarter revenue performance in our domestic wholesale wireless business reflected the initial effect of the long term, reduced rate contract we concluded with a major carrier in this year’s first quarter. As previously reported, lower wholesale rates are expected to continue to offset higher data usage and expanded network capacity as 2015 progresses, with the major impact anticipated in the seasonally slower fourth quarter and thus we still expect this business to be down in the full year on year comparisons.”

“Revenue trends in international wireless and wireline remained similar to previous quarters, with the sale of our Turks and Caicos operation in this year’s first quarter being the main cause of that segment’s lower revenue comparison,” Mr. Prior added.  “Bermuda continues to achieve notable operating efficiencies on a modestly growing subscriber base and Guyana’s wireless business was stable on a sequential basis again this quarter as we work to regain market share and drive improved profitability.

“Our solar operations performed as expected in the second quarter and was the major driver of our strong EBITDA comparisons, delivering 74% Adjusted EBITDA(1)  margin on revenues of $5.3 million.  We continue to explore opportunities to build upon both our renewable energy and telecom businesses with acquisitions and organic initiatives that will create growth and value for ATN over the long term,” concluded Mr. Prior.

Second quarter revenues were $90.3 million, 8% above the $83.3 million reported for the second quarter of 2014.  Adjusted EBITDA(1) for the 2015 second quarter was $40.5 million, a 16% increase over the $34.9 million reported for the 2014 second quarter.  Operating income was $28.7 million, up 33% compared to last year’s $21.6 million.  Net income from continuing operations attributable to ATN’s stockholders was $9.5 million or $0.59 per diluted share below the $11.5 million or $0.72 per diluted share reported in last year’s second quarter due in large part to an increase in our effective tax rate in the second quarter of 2015.

Six Month 2015 Financial Results

Six month revenues were $175.7 million, 11% above the $158.4 million reported for the same period in 2014.  Adjusted EBITDA(1) was $74.6 million, up 18% from $63.1 million in the prior year period.  Operating income was $47.9 million, up 27% compared to last year’s $37.9 million.  Net income attributable to ATN’s stockholders was $6.2 million or $0.38 per diluted share compared with $19.4 million or $1.21 per diluted share in the prior year’s period.  Net income for the six months ended June 30, 2015 included a $19.9 million loss related to the deconsolidation of the non-controlling interest from the sale of our holdings in Turks and Caicos.  Excluding this one-time loss on deconsolidation, net income attributable to ATN’s stockholders(2) was $19.1 million, or $1.19 per diluted share.

Second Quarter 2015 Operating Highlights

U.S. Wireless

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations and the Company’s retail operations.  Total revenues from the U.S. wireless business were $40.1 million in the second quarter of 2015, an increase of 7% from the $37.5 million reported in the second quarter of 2014.  This increase was driven by increased U.S. retail revenues related to our LTE wireless network.  U.S. wholesale revenues in the second quarter of 2015 were flat to the prior year quarter as a result of expanded network and traffic volume offsetting lower wholesale rates.  Data revenues accounted for 65% of U.S. wireless revenues in the 2015 second quarter and 70% in the 2014 second quarter.   The Company ended the second quarter of 2015 with 787 domestic base stations in service compared to 654 at the end of last year’s second quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from operations in Bermuda and the Caribbean. International wireless revenues were $20.2 million, a decrease of 10% from the $22.4 million reported in the second quarter of 2014, as a result of the sale of our Turks and Caicos holdings in the first quarter of 2015, subscriber losses in Guyana and lower wholesale roaming

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

(2)  See Table 5 for reconciliation of Net Income Attributable to ATN Stockholders to Net Income Attributable to ATN Stockholders Excluding Loss on Deconsolidation.

revenues in many of our Island properties due to anticipated rate declines.  We expect retail revenues to continue to grow but wholesale revenues to decline in our international markets over time.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, integrated voice and data and wholesale transport operations in New England and New York State, and U.S. based wholesale long-distance voice services.  Wireline revenues were $22.1 million, up 4% from $21.3 million in the second quarter of 2014 resulting from increases in Guyana partly as a result of nonrecurring revenue items, offset by decreases in U.S. wholesale long distance revenue.

Renewable Energy

Renewable energy revenues are generated by our 28 commercial solar projects operating at 59 sites in select locations in the United States.  Our portfolio provides an aggregate 45.7 megawatts of electricity generating capacity to customers that include high-credit quality corporations, utilities, schools and municipalities under 10 to 25 year power purchase agreements.    Revenues are generated principally by the sale of energy and solar renewable energy credits from our commercial solar projects.  For the second quarter of 2015, revenues from our renewable energy business were $5.3 million and net income attributable to ATN stockholders was approximately $0.9 million.

Reportable Operating Segments

The Company has five reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (iv) U.S. Wireline; and (v) Renewable Energy, which provides distributed generation solar power to corporate, utility and municipal customers in the United States.  Financial data on our reportable operating segments for the three months ended June 30, 2015 and 2014 are as follows (in thousands):

For the three months ended June 30, 2015:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$40,897	$22,357	$15,199	$6,583	$5,290	$—	$90,326
Adjusted EBITDA	25,727	10,879	5,852	229	3,895	(6,064)	40,518
Operating Income (Loss)	24,043	6,466	3,866	(921)	2,691	(7,413)	28,732

(3)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

For the three months ended June 30, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$37,815	$21,397	$17,305	$6,752	n/a	$—	$83,269
Adjusted EBITDA	26,104	8,994	5,159	220	n/a	(5,594)	34,883
Operating Income (Loss)	22,651	4,594	2,552	(966)	n/a	(7,224)	21,607

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2015 were $391.8 million.  In addition, the Company holds $6.2 million of restricted cash related to our renewable energy business.  Net cash provided by operating activities of continuing operations was $81 million for the first six months of 2015, compared with net cash provided by operating activities of continuing operations of $15 million in the first six months of 2014.  The increase in the current year is due to increased net income attributable to ATN’s stockholders(2)excluding the loss on deconsolidation, current year changes in working capital and prior year tax payments.  Capital expenditures were $28.0 million for the first six months of 2015, and the Company expects full year 2015 telecom capital expenditures in the range of $65.0 million to $75.0 million. Capital expenditures in the Renewable Energy segment are more difficult to project, however the Company continues to actively pursue investments in this segment.

Conference Call Information

ATN will host a conference call on Thursday, July 30, 2015 at 9:00 a.m. Eastern Time (ET) to discuss its 2015 second quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 79234985. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, July 30, 2015.

About ATN

Atlantic Tele-Network, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; and (14) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, stock-based compensation, transaction-related charges, gain on disposition of long-lived assets, other income or expense, unrealized loss on interest rate swap contracts and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$391,805	$326,216
Restricted cash	6,177	39,703
Assets of discontinued operations	71	175
Other current assets	79,433	85,280

Total current assets	477,486	451,374

Long-term restricted cash	—	5,475
Property, plant and equipment, net	362,432	369,582
Goodwill and other intangible assets, net	90,542	91,080
Other assets	6,695	7,519

Total assets	$937,155	$925,030

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,231	$6,083
Income taxes payable	9,967	5,667
Liabilities of discontinued operations	1,357	1,247
Other current liabilities	73,722	91,072

Total current liabilities	91,277	104,069

Long-term debt, net of current portion	$29,649	$32,794
Deferred income taxes	31,232	30,366
Other long-term liabilities	27,113	19,619

Total long-term liabilities	87,994	82,779

Total liabilities	179,271	186,848

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	676,921	677,222
Non-controlling interests	80,963	60,960

Total equity	757,884	738,182

Total liabilities and stockholders’ equity	$937,155	$925,030

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
U.S. wireless	$40,103	$37,456	$75,946	$65,848
International wireless	20,223	22,422	41,395	45,570
Wireline	22,089	21,283	42,681	42,813
Renewable energy	5,290	—	10,579	—
Equipment and other	2,621	2,108	5,069	4,212
Total revenue	90,326	83,269	175,670	158,443

Operating expenses:
Termination and access fees	19,852	19,713	39,484	38,843
Engineering and operations	7,668	6,922	15,586	13,980
Sales, marketing and customer service	5,064	5,293	10,518	10,672
Equipment expense	2,833	3,273	6,661	5,988
General and administrative	14,391	13,185	28,813	25,828
Transaction-related charges	137	346	316	367
Depreciation and amortization	14,472	12,930	29,223	24,910
Gain on disposition of long-lived assets	(2,823)	—	(2,823)	—
Total operating expenses	61,594	61,662	127,778	120,588

Operating income	28,732	21,607	47,892	37,855

Other income (expense):
Interest expense, net	(742)	(20)	(1,359)	(207)
Loss on deconsolidation of subsidiary	—	—	(19,937)	—
Other income (expense)	36	73	61	(36)
Other income (expense), net	(706)	53	(21,235)	(243)

Income from continuing operations before income taxes	28,026	21,660	26,657	37,612
Income tax expense	13,008	7,338	12,521	12,890

Income from continuing operations	15,018	14,322	14,136	24,722

Income from discontinued operations, net of tax	—	—	390	—

Net income	15,018	14,322	14,526	24,722

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(5,568)	(2,809)	(8,345)	(5,368)
Discontinued operations	—	—	—	—
Net income attributable to non-controlling interests, net	(5,568)	(2,809)	(8,345)	(5,368)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$9,450	$11,513	$6,181	$19,354

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.59	$0.72	$0.37	$1.22
Income from discontinued operations	—	—	0.02	—
Net income	$0.59	$0.72	$0.39	$1.22

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.59	$0.72	$0.36	$1.21
Income from discontinued operations	—	—	0.02	—
Net income	$0.59	$0.72	$0.38	$1.21

Weighted average common shares outstanding:
Basic	16,038	15,915	15,988	15,873
Diluted	16,150	16,023	16,109	15,986

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2015	2014

Net income	$14,526	$24,722
Income from discontinued operations	(390)	—
Depreciation and amortization	29,223	24,910
Loss on deconsolidation of subsidiary	19,937	—
Gain on disposition of long-lived assets	(2,823)	—
Change in prepaid and accrued taxes	18,553	(23,952)
Change in other operating assets and liabilities	(1,681)	(13,056)
Other non-cash activity	3,197	2,683

Net cash provided by operating activities of continuing operations	80,542	15,307
Net cash provided by (used in) operating activities of discontinued operations	603	(3,255)
Net cash provided by operating activities	81,145	12,052

Capital expenditures, net	(28,031)	(25,104)
Acquisition of business	(11,968)	—
Net proceeds from sale of assets	5,873	1,371
Change in restricted cash	39,001	19,206

Net cash provided by (used in) investing activities	4,875	(4,527)

Dividends paid on common stock	(9,267)	(8,574)
Distributions to non-controlling interests	(9,160)	(6,081)
Other	(2,004)	(673)

Net cash used in financing activities	(20,431)	(15,328)

Net change in cash and cash equivalents	65,589	(7,803)

Cash and cash equivalents, beginning of period	326,216	356,607

Cash and cash equivalents, end of period	$391,805	$348,804

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2014 and 2015

Three Months Ended June 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$11,513
Net income attributable to non-controlling interests, net of tax							2,809
Income tax expense							7,338
Other income							(73)
Interest expense, net							20
Operating income (loss)	$22,651	$4,594	$2,552	$(966)	$—	$(7,224)	$21,607
Depreciation and amortization	3,453	4,400	2,607	1,186	—	1,284	12,930
Transaction-related charges	—	—	—	—	—	346	346
Adjusted EBITDA	$26,104	$8,994	$5,159	$220	$—	$(5,594)	$34,883

Three Months Ended June 30, 2015

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$9,450
Net income attributable to non-controlling interests, net of tax							5,568
Income tax expense							13,008
Other income							(36)
Interest expense, net							742
Operating income (loss)	$24,043	$6,466	$3,866	$(921)	$2,691	$(7,413)	$28,732
Depreciation and amortization	4,507	4,413	1,986	1,150	1,204	1,212	14,472
Gain on disposition of long lived asset	(2,823)	—	—	—	—	—	(2,823)
Transaction-related charges	—	—	—	—	—	137	137
Adjusted EBITDA	$25,727	$10,879	$5,852	$229	$3,895	$(6,064)	$40,518

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2014 and 2015

Six Months Ended June 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$19,354
Net income attributable to non-controlling interests, net of tax							5,368
Income tax expense							12,890
Other expense							36
Interest expense, net							207
Operating income (loss)	$36,240	$10,229	$5,978	$(2,040)	$—	$(12,552)	$37,855
Depreciation and amortization	6,756	8,713	5,215	2,327	—	1,899	24,910
Transaction-related charges	—	—	—	—	—	367	367
Adjusted EBITDA	$42,996	$18,942	$11,193	$287	$—	$(10,286)	$63,132

Six Months Ended June 30, 2015

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$6,181
Net income attributable to non-controlling interests, net of tax							8,345
Income tax expense							12,521
Other income							(61)
Income from discontinued operations net of tax							(390)
Loss on deconsolidation of subsidiary							19,937
Interest expense, net							1,359
Operating income (loss)	$41,952	$10,232	$6,288	$(2,056)	$5,343	$(13,867)	$47,892
Depreciation and amortization	8,653	8,780	4,530	2,506	2,408	2,346	29,223
Gain on disposition of long lived asset	(2,823)	—	—	—	—	—	(2,823)
Transaction-related charges	—	—	—	—	61	255	316
Adjusted EBITDA	$47,782	$19,012	$10,818	$450	$7,812	$(11,266)	$74,608

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended June 30, 2014 and 2015

Three Months Ended June 30, 2014

Total

Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders	$11,513
Adjustments: None	—
Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$11,513

Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.72
Adjustments: None	—
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.72

Three Months Ended June 30, 2015

Total

Net income loss attributable to Atlantic Tele-Network, Inc. stockholders	$9,450
Adjustments: None	—
Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$9,450

Diluted net loss per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.59
Adjustments: None	—
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.59

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Six Months Ended June 30, 2014 and 2015

Six Months Ended June 30, 2014

Total

Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders	$19,354
Adjustments: None	—
Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$19,354

Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$1.21
Adjustments: None	—
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$1.21

Six Months Ended June 30, 2015

Total

Net income loss attributable to Atlantic Tele-Network, Inc. stockholders	$6,181
Loss on deconsolidation of subsidiary	19,937
Income tax expense adjustment	(7,022)
Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$19,096

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.38
Adjustment for loss on deconsolidation	0.81
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$1.19